Citigroup Global Markets Holdings Inc.	February 20, 2019 Medium-Term Senior Notes, Series N Pricing Supplement No. 2019-USNCH1988 Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-216372 and 333-216372-01

Market-Linked Notes Linked to the Worst Performing of the iShares® MSCI EAFE ETF and the iShares® MSCI Emerging Markets ETF Due February 25, 2021

Overview

▪	The notes offered by this pricing supplement are unsecured senior debt securities issued by Citigroup Global Markets Holdings Inc. and guaranteed by Citigroup Inc. Unlike conventional debt securities, the notes do not pay interest and do not guarantee the full repayment of principal at maturity. Instead, the notes offer the potential for a return at maturity based on the performance of the worst performing of the underlying shares specified below from their initial share price to their final share price.

▪	If the worst performing underlying shares appreciate from their initial share price to their final share price, you will receive a positive return at maturity equal to that appreciation multiplied by the upside participation rate. However, if the worst performing underlying shares depreciate from their initial share price to their final share price, you will incur a loss at maturity equal to that depreciation, subject to a maximum loss of 10% of the stated principal amount. Even if the worst performing underlying shares appreciate from their initial share price to their final share price so that you do receive a positive return at maturity, there is no assurance that your total return at maturity on the notes will compensate you for the effects of inflation or be as great as the yield you could have achieved on a conventional debt security of ours of comparable maturity.

▪	In exchange for the capped loss potential if the worst performing underlying shares depreciate, investors in the notes must be willing to forgo any dividends that may be paid on either underlying shares during the term of the notes. If the worst performing underlying shares do not appreciate from their initial share price to their final share price, you will not receive any return on your investment in the notes, and you may lose up to 10% of your investment.

▪	Your return on the notes will depend solely on the performance of the worst performing underlying shares. You will not benefit in any way from the performance of the better performing underlying shares. You may incur a loss on your investment in the notes if either underlying shares performs poorly, even if the other performs favorably.

▪	In order to obtain the modified exposure to the worst performing underlying shares that the notes provide, investors must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any amount due under the notes if we and Citigroup Inc. default on our obligations. All payments on the notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

KEY TERMS
Issuer:	Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.
Guarantee:	All payments due on the notes are fully and unconditionally guaranteed by Citigroup Inc.
Underlying shares:	Underlying shares	Initial share price*
	Shares of the iShares® MSCI EAFE ETF (ticker symbol: “EFA”)	$64.04
	Shares of the iShares® MSCI Emerging Markets ETF (ticker symbol: “EEM”)	$42.66
The iShares® MSCI EAFE ETF and the iShares® MSCI Emerging Markets ETF are each an “underlying share issuer or ETF.” * For each underlying shares, their closing price on the pricing date
Aggregate stated principal amount:	$785,000
Stated principal amount:	$1,000 per note
Pricing date:	February 20, 2019
Issue date:	February 25, 2019. See “Supplemental Plan of Distribution” in this pricing supplement for additional information.
Valuation date:	February 22, 2021, subject to postponement if such date is not a scheduled trading day or if certain market disruption events occur
Maturity date:	February 25, 2021
Payment at maturity:

For each $1,000 stated principal amount note you hold at maturity, you will receive an amount in cash determined as follows:

▪   If the final share price of the worst performing underlying shares is greater than their initial share price:
$1,000 + ($1,000 × the share return of the worst performing underlying shares × the upside participation rate)

▪   If the final share price of the worst performing underlying shares is less than or equal to their initial share price:
$1,000 + ($1,000 × the share return of the worst performing underlying shares), subject to the minimum payment at maturity

If the final share price of the worst performing underlying shares depreciates from their initial share price, you will be exposed to the first 10% of that depreciation and your payment at maturity will be less than the stated principal amount per note. You should not invest in the notes unless you are willing and able to bear the risk of losing up to $100 per note.

Final share price:	For each underlying shares, their closing price on the valuation date
Worst performing underlying shares:	The underlying shares with the lowest share return
Minimum payment at maturity:	$900.00 per note (90.00% of the stated principal amount)
Share return:	For each underlying shares, (i) their final share price minus their initial share price, divided by (ii) their initial share price
Upside participation rate:	129.20%
Listing:	The notes will not be listed on any securities exchange
CUSIP / ISIN:	17326Y2U9 / US17326Y2U94
Underwriter:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Issue price(1)	Underwriting fee(2)	Proceeds to issuer(3)
Per note:	$1,000	$10	$990
Total:	$785,000	$7,850	$777,150

(1) On the date of this pricing supplement, the estimated value of the notes is $979.10 per note, which is less than the issue price. The estimated value of the notes is based on CGMI’s proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the notes from you at any time after issuance. See “Valuation of the Notes” in this pricing supplement.

(2) CGMI will receive an underwriting fee of up to $10 for each note sold in this offering. The total underwriting fee and proceeds to issuer in the table above give effect to the actual total underwriting fee. For more information on the distribution of the notes, see “Supplemental Plan of Distribution” in this pricing supplement. In addition to the underwriting fee, CGMI and its affiliates may profit from hedging activity related to this offering, even if the value of the notes declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

(3) The per note proceeds to issuer indicated above represent the minimum per note proceeds to issuer for any note, assuming the maximum per note underwriting fee. As noted above, the underwriting fee is variable.

Investing in the notes involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should read this pricing supplement together with the accompanying product supplement, underlying supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below:

Product Supplement No. EA-02-06 dated April 7, 2017          Underlying Supplement No. 7 dated July 16, 2018

Prospectus Supplement and Prospectus each dated April 7, 2017

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Global Markets Holdings Inc.

Additional Information

General. The terms of the notes are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, certain events may occur that could affect your payment at maturity, such as market disruption events and other events affecting the underlying shares. These events and their consequences are described in the accompanying product supplement in the sections “Description of the Securities—Certain Additional Terms for Securities Linked to ETF Shares or Company Shares—Consequences of a Market Disruption Event; Postponement of a Valuation Date,” “—Dilution and Reorganization Adjustments” and “—Delisting, Liquidation or Termination of an Underlying ETF” and not in this pricing supplement. The accompanying underlying supplement contains important disclosures regarding the underlying shares that are not repeated in this pricing supplement. It is important that you read the accompanying product supplement, underlying supplement, prospectus supplement and prospectus together with this pricing supplement in connection with your investment in the notes. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

Dilution and Reorganization Adjustments. With respect to each of the underlying shares, the respective initial share price is a “Relevant Price” for purposes of the section “Description of the Securities—Certain Additional Terms for Securities Linked to ETF Shares or Company Shares—Dilution and Reorganization Adjustments” in the accompanying product supplement. Accordingly, the initial share price with respect to each of the underlying shares is subject to adjustment upon the occurrence of any of the events described in that section.

Payout Diagram

The diagram below illustrates your payment at maturity for a range of hypothetical share returns of the worst performing underlying shares.

Investors in the notes will not receive any dividends that may be paid on the underlying shares or the securities held by the underlying share issuers. The diagram and examples below do not show any effect of lost dividend yield over the term of the notes. See “Summary Risk Factors—Investing in the notes is not equivalent to investing in the underlying shares” below.

Market-Linked Notes Payment at Maturity Diagram

■ The Notes	■ The Worst Performing Underlying Shares

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Citigroup Global Markets Holdings Inc.

Hypothetical Examples

The examples below illustrate how to determine the payment at maturity on the notes. The examples below are for illustrative purposes, do not show all possible outcomes and are not a prediction of any payment that may be made on the notes. The examples below are based on the following hypothetical initial share prices and do not reflect the actual initial share prices of the underlying shares. For the actual initial share price of each of the underlying shares, see the cover page of this pricing supplement. We have used these hypothetical prices, rather than the actual initial share prices, to simplify the calculations and aid understanding of how the notes work. However, you should understand that the actual payment on the notes will be calculated based on the actual initial share price of each of the underlying shares, and not the hypothetical initial share prices indicated below.

Underlying shares	Hypothetical initial share price
Shares of the iShares® MSCI EAFE ETF	$100
Shares of the iShares® MSCI Emerging Markets ETF	$100

The examples below are intended to illustrate how your payment at maturity will depend on the final share price of the worst performing underlying shares. Your actual payment at maturity per note will depend on the actual final share price of the worst performing underlying shares.

Example 1—Upside Scenario. The final share price of the worst performing underlying shares is $110, resulting in a 10% share return for the worst performing underlying shares.

Underlying shares	Hypothetical final share price	Hypothetical share return
Shares of the iShares® MSCI EAFE ETF	$150	50%
Shares of the iShares® MSCI Emerging Markets ETF*	$110	10%

* Worst performing underlying shares

Payment at maturity per note = $1,000 + ($1,000 × the share return of the worst performing underlying shares × the upside participation rate)

= $1,000 + ($1,000 × 10% × 129.20%)

= $1,000 + $129.20

= $1,129.20

In this scenario, the worst performing underlying shares have appreciated from their initial share price to their final share price, and your total return at maturity would equal the share return of the worst performing underlying shares multiplied by the upside participation rate.

Example 2—Downside Scenario A. The final share price of the worst performing underlying shares is $98, resulting in a -2% share return for the worst performing underlying shares.

Underlying shares	Hypothetical final share price	Hypothetical share return
Shares of the iShares® MSCI EAFE ETF*	$98	-2%
Shares of the iShares® MSCI Emerging Markets ETF	$115	15%

* Worst performing underlying index

Payment at maturity per note = $1,000 + ($1,000 × the share return of the worst performing underlying shares), subject to the minimum payment at maturity

= $1,000 + ($1,000 × -2%), subject to the minimum payment at maturity

= $1,000 + -$20, subject to the minimum payment at maturity

= $980, subject to the minimum payment at maturity

= $980

In this scenario, the worst performing underlying shares have depreciated from their initial share price to their final share price, but not by more than 10%. As a result, your payment at maturity would reflect 1-to-1 exposure to the negative performance of the worst performing underlying shares and you would incur a loss at maturity equal to the depreciation of the worst performing underlying shares.

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Citigroup Global Markets Holdings Inc.

Example 3—Downside Scenario B. The final share price of the worst performing underlying shares is $80, resulting in a -20% share return for the worst performing underlying shares.

Underlying shares	Hypothetical final share price	Hypothetical share return
Shares of the iShares® MSCI EAFE ETF*	$80	-20%
Shares of the iShares® MSCI Emerging Markets ETF	$90	-10%

* Worst performing underlying shares

Payment at maturity per note = $1,000 + ($1,000 × the share return of the worst performing underlying shares), subject to the minimum payment at maturity

= $1,000 + ($1,000 × -20%), subject to the minimum payment at maturity

= $1,000 + -$200, subject to the minimum payment at maturity

= $800, subject to the minimum payment at maturity

= $900

In this scenario, the worst performing underlying shares have depreciated from their initial share price to their final share price by more than 10%. As a result, you would incur a loss at maturity equal to the maximum loss of 10%.

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Citigroup Global Markets Holdings Inc.

Summary Risk Factors

An investment in the notes is significantly riskier than an investment in conventional debt securities. The notes are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the notes, and are also subject to risks associated with the worst performing underlying shares. Accordingly, the notes are suitable only for investors who are capable of understanding the complexities and risks of the notes. You should consult your own financial, tax and legal advisors as to the risks of an investment in the notes and the suitability of the notes in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the notes. You should read this summary together with the more detailed description of risks relating to an investment in the notes contained in the section “Risk Factors Relating to the Securities” beginning on page EA-6 in the accompanying product supplement. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

▪	You may not receive any return on your investment in the notes and may lose up to 10% of your investment. You will receive a positive return on your investment in the notes only if the worst performing underlying shares appreciate from their initial share price to their final share price. If the final share price of the worst performing underlying shares is less than their initial share price, you will lose 1% of the stated principal amount of the notes for every 1% by which their final share price is less than their initial share price, subject to a maximum loss of 10% of your investment. As the notes do not pay any interest, if the worst performing underlying shares do not appreciate sufficiently from their initial share price to their final share price over the term of the notes or if the worst performing underlying shares depreciate from their initial share price to their final share price, the overall return on the notes may be less than the amount that would be paid on our conventional debt securities of comparable maturity.

▪	The notes do not pay interest. Unlike conventional debt securities, the notes do not pay interest or any other amounts prior to maturity. You should not invest in the notes if you seek current income during the term of the notes.

▪	Although the notes limit your loss at maturity to 10%, you may nevertheless suffer additional losses on your investment in real value terms if the worst performing underlying shares decline or do not appreciate sufficiently from their initial share price to their final share price. This is because inflation may cause the real value of the stated principal amount to be less at maturity than it is at the time you invest, and because an investment in the notes represents a forgone opportunity to invest in an alternative asset that does generate a positive real return. This potential loss in real value terms is significant given the term of the notes. You should carefully consider whether an investment that may not provide for any return on your investment, or may provide a return that is lower than the return on alternative investments, is appropriate for you.

▪	The notes are subject to the risks of both of the underlying shares and will be negatively affected if either of the underlying shares performs poorly, even if the other underlying shares perform well. You are subject to risks associated with both of the underlying shares. If either of the underlying shares performs poorly, you will be negatively affected, even if the other underlying shares perform well. The notes are not linked to a basket composed of the underlying shares, where the better performance of one could ameliorate the poor performance of the other. Instead, you are subject to the full risks of whichever of the underlying shares are the worst performing underlying shares.

▪	You will not benefit in any way from the performance of the better performing shares. The return on the notes depends solely on the performance of the worst performing underlying shares, and you will not benefit in any way from the performance of the better performing underlying shares. The notes may underperform a similar investment in both of the underlying shares or a similar alternative investment linked to a basket composed of the underlying shares, since in either such case the performance of the better performing underlying shares would be blended with the performance of the worst performing underlying shares, resulting in a better return than the return of the worst performing underlying shares.

▪	You will be subject to risks relating to the relationship between the underlying shares. It is preferable from your perspective for the underlying shares to be correlated with each other, in the sense that they tend to increase or decrease at similar times and by similar magnitudes. By investing in the notes, you assume the risk that the underlying shares will not exhibit this relationship. The less correlated the underlying shares, the more likely it is that either one of the underlying shares will perform poorly over the term of the notes. All that is necessary for the notes to perform poorly is for one of the underlying shares to perform poorly; the performance of the underlying shares that are not the worst performing underlying shares is not relevant to your return on the notes at maturity. It is impossible to predict what the relationship between the underlying shares will be over the term of the notes. iShares® MSCI EAFE ETF tracks an index of large- and mid-capitalization developed market equities outside of the United States and Canada and the iShares® MSCI Emerging Markets ETF represents international emerging markets. Accordingly, the underlying shares represent markets that differ in significant ways and, therefore, may not be correlated with each other.

▪	Investing in the notes is not equivalent to investing in the underlying shares. You will not have voting rights, rights to receive dividends or other distributions or any other rights with respect to the underlying shares. The payment scenarios described in this pricing supplement do not show any effect of lost dividend yield over the term of the notes. If the worst performing underlying

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Citigroup Global Markets Holdings Inc.

shares appreciate, or if they depreciate by up to the dividend yield, this lost dividend yield may cause the notes to underperform an alternative investment providing for a pass-through of dividends and 1-to-1 exposure to the performance of the worst performing underlying shares.

▪	Your payment at maturity depends on the closing price of the worst performing underlying shares on a single day. Because your payment at maturity depends on the closing price of the worst performing underlying shares solely on the valuation date, you are subject to the risk that the closing price of the worst performing underlying shares on that day may be lower, and possibly significantly lower, than on one or more other dates during the term of the notes. If you had invested directly in the underlying shares or in another instrument linked to the worst performing underlying shares that you could sell for full value at a time selected by you, or if the payment at maturity were based on an average of closing prices of the worst performing underlying shares, you might have achieved better returns.

▪	The notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the notes and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the notes.

▪	The notes will not be listed on any securities exchange and you may not be able to sell them prior to maturity. The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. CGMI currently intends to make a secondary market in relation to the notes and to provide an indicative bid price for the notes on a daily basis. Any indicative bid price for the notes provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the notes can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the notes because it is likely that CGMI will be the only broker-dealer that is willing to buy your notes prior to maturity. Accordingly, an investor must be prepared to hold the notes until maturity.

▪	The estimated value of the notes on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, is less than the issue price. The difference is attributable to certain costs associated with selling, structuring and hedging the notes that are included in the issue price. These costs include (i) any selling concessions or other fees paid in connection with the offering of the notes, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the notes and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the notes. These costs adversely affect the economic terms of the notes because, if they were lower, the economic terms of the notes would be more favorable to you. The economic terms of the notes are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the notes. See “The estimated value of the notes would be lower if it were calculated based on our secondary market rate” below.

▪	The estimated value of the notes was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of, and correlation between, the closing prices of the underlying shares, dividend yields on the underlying shares and the securities held by the underlying share issuers and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the notes. Moreover, the estimated value of the notes set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the notes for other purposes, including for accounting purposes. You should not invest in the notes because of the estimated value of the notes. Instead, you should be willing to hold the notes to maturity irrespective of the initial estimated value.

▪	The estimated value of the notes would be lower if it were calculated based on our secondary market rate. The estimated value of the notes included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the notes. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the notes for purposes of any purchases of the notes from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the notes, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that is payable on the notes.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the notes, but subject to adjustments that CGMI makes in its sole discretion. As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the notes prior to maturity.

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Citigroup Global Markets Holdings Inc.

▪	The estimated value of the notes is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the notes from you in the secondary market. Any such secondary market price will fluctuate over the term of the notes based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the notes determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the notes than if our internal funding rate were used. In addition, any secondary market price for the notes will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the notes to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the notes will be less than the issue price.

▪	The value of the notes prior to maturity will fluctuate based on many unpredictable factors. The value of your notes prior to maturity will fluctuate based on the price and volatility of the underlying shares and a number of other factors, including the price and volatility of the securities held by the underlying share issuers, the correlation between the underlying shares, the dividend yields on the underlying shares and the securities held by the underlying share issuers, interest rates generally, changes in the exchange rate between the U.S. dollar and each of the currencies in which the securities held by the underlying shares trade, the time remaining to maturity and our and Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate. Changes in the prices of the underlying shares may not result in a comparable change in the value of your notes. You should understand that the value of your notes at any time prior to maturity may be significantly less than the issue price.

▪	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Notes” in this pricing supplement.

▪	The underlying shares are subject to risks associated with non-U.S. markets. Foreign equity securities involve risks associated with the securities markets in foreign countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. There is also generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies. The prices of securities in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. Moreover, the economies in such countries may differ unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

▪	Fluctuations in exchange rates will affect the price of the underlying shares. Because each underlying share issuer invests in stocks that are traded in non-U.S. currencies, while the net asset value of each underlying share issuer is based on the U.S. dollar value of those stocks, holders of the securities will be exposed to currency exchange rate risk with respect to each of the currencies in which those stocks trade. If the U.S. dollar generally strengthens against the currencies in which those stocks trade, the price of the shares of each underlying share issuer will be adversely affected for that reason alone and the payment at maturity on the securities may be reduced.

Exchange rate movements for a particular currency are volatile and are the result of numerous factors specific to the relevant country, including the supply of, and the demand for, those currencies, as well as government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to each applicable region. An investor’s net exposure will depend on the extent to which the currencies of the applicable countries strengthen or weaken against the U.S. dollar and the relative weight of each currency. Of particular importance to potential currency exchange risk are: existing and expected rates of inflation; existing and expected interest rate levels; the balance of payments; and the extent of governmental surpluses or deficits in the applicable countries and the United States. All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of the applicable countries and the United States and other countries important to international trade and finance.

▪	Investing in the notes exposes investors to risks associated with emerging markets equity securities. The stocks composing the MSCI Emerging Markets Index and that are generally tracked by the iShares® MSCI Emerging Markets ETF have been issued by companies in various emerging markets. Countries with emerging markets may have relatively unstable governments, present the risks of nationalization of businesses, have restrictions on foreign ownership and prohibitions on the repatriation of assets and have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, be highly vulnerable to changes in local or global trade conditions and suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.

▪	Our offering of the notes is not a recommendation of the underlying shares. The fact that we are offering the notes does not mean that we believe that investing in an instrument linked to the underlying shares is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the underlying shares or the securities held by the underlying share issuers or in instruments related to the underlying shares or such securities, and may

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Citigroup Global Markets Holdings Inc.

publish research or express opinions, that in each case are inconsistent with an investment linked to the underlying shares. These and other activities of our affiliates may affect the closing prices of the underlying shares in a way that has a negative impact on your interests as a holder of the notes.

▪	The closing prices of the underlying shares may be adversely affected by our or our affiliates’ hedging and other trading activities. We have hedged our obligations under the notes through CGMI or other of our affiliates, who have taken positions in the underlying shares or the securities held by the underlying share issuers and other financial instruments related to the underlying shares or such securities and may adjust such positions during the term of the notes. Our affiliates also take positions in the underlying shares or the securities held by the underlying share issuers and other financial instruments related to the underlying shares on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect the closing prices of the underlying shares in a way that negatively affects the value of and your return on the notes. They could also result in substantial returns for us or our affiliates while the value of the notes declines.

▪	We and our affiliates may have economic interests that are adverse to yours as a result of our affiliates’ business activities. Our affiliates may currently or from time to time engage in business with the underlying share issuers or the issuers of the securities held by the underlying share issuers, including extending loans to, making equity investments in or providing advisory services to such issuers. In the course of this business, we or our affiliates may acquire non-public information, which we will not disclose to you. Moreover, if any of our affiliates is or becomes a creditor of any such issuer, they may exercise any remedies against such issuer that are available to them without regard to your interests.

▪	Even if either of the underlying share issuers pay a dividend that it identifies as special or extraordinary, no adjustment will be required under the notes for that dividend unless it meets the criteria specified in the accompanying product supplement. In general, an adjustment will not be made under the terms of the notes for any cash dividend paid on either of the underlying shares unless the amount of the dividend per underlying share, together with any other dividends paid in the same fiscal quarter, exceeds the dividend paid per underlying share in the most recent fiscal quarter by an amount equal to at least 10% of the closing price of the applicable underlying shares on the date of declaration of the dividend. Any dividend will reduce the closing price of the underlying shares by the amount of the dividend per underlying share. If either of the underlying share issuers pay dividend for which an adjustment is not made under the terms of the notes, holders of the notes will be adversely affected. See “Description of the Securities—Certain Additional Terms for Securities Linked to ETF Shares or Company Shares—Dilution and Reorganization Adjustments—Certain Extraordinary Cash Dividends” in the accompanying product supplement.

▪	The notes will not be adjusted for all events that could affect the price of the underlying shares. For example, we will not make any adjustment for ordinary dividends or extraordinary dividends that do not meet the criteria described above. Moreover, the adjustments we do make may not fully offset the dilutive or adverse effect of the particular event. Investors in the notes may be adversely affected by such an event in a circumstance in which a direct holder of the underlying shares would not.

▪	The notes may become linked to shares of issuers other than the original issuers of the underlying shares upon the occurrence of a reorganization event or upon the delisting of the underlying shares. For example, if either of the underlying share issuers enter into a merger agreement that provides for holders of the shares of such underlying share issuer to receive shares of another entity, the shares of such other entity will become the applicable underlying shares for all purposes of the notes upon consummation of the merger. Additionally, if the shares of an underlying share issuer are delisted, or the underlying shares are otherwise terminated, the calculation agent may, in its sole discretion, select shares of another underlying share issuer to be the applicable underlying shares. See “Description of the Securities—Certain Additional Terms for Securities Linked to ETF Shares or Company Shares—Dilution and Reorganization Adjustments” and “—Delisting, Liquidation or Termination of an Underlying ETF” in the accompanying product supplement.

▪	The price and performance of the underlying shares may not completely track the performance of the ETFs’ underlying indices or the net asset value per share of the ETFs. The underlying share issuers do not fully replicate the underlying indices that they seek to track and may hold securities different from those included in their underlying indices. In addition, the performance of the underlying shares will reflect additional transaction costs and fees that are not included in the calculation of their underlying indices. All of these factors may lead to a lack of correlation between the performance of the underlying shares and their underlying indices. In addition, corporate actions with respect to the equity securities constituting the ETFs’ underlying indices or held by the ETFs (such as mergers and spin-offs) may impact the variance between the performances of the underlying shares and the ETF’s underlying indices. Finally, because the underlying shares are traded on NYSE Arca, Inc. and are subject to market supply and investor demand, the market value of the underlying shares may differ from the net asset value per share of the ETFs.

During periods of market volatility, securities underlying the ETFs may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the ETFs and the liquidity of the underlying shares may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the ETFs. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell the underlying shares. As a result, under these circumstances, the market value of the underlying shares may vary substantially from the net asset value per share of the ETFs. For all of the foregoing reasons, the performance of the underlying

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Citigroup Global Markets Holdings Inc.

shares may not correlate with the performance of the ETFs’ underlying indices and/or the net asset value per share of the ETFs, which could materially and adversely affect the value of the securities in the secondary market and/or reduce your payment at maturity.

▪	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the notes. If certain events occur during the term of the notes, such as market disruption events with respect to the underlying share issuers that may require a dilution adjustment or the delisting of the underlying shares, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect your return on the notes. In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the notes.

▪	Changes made by the investment adviser to the underlying share issuers or by the sponsor of the indices underlying the ETFs may adversely affect the underlying shares. We are not affiliated with the investment adviser to the underlying share issuers or with the sponsor of the indices underlying the ETFs. Accordingly, we have no control over any changes such investment adviser or sponsor may make to the underlying share issuers or the indices underlying the ETFs. Such changes could be made at any time and could adversely affect the performance of the underlying shares.

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Citigroup Global Markets Holdings Inc.

Information About the iShares® MSCI EAFE ETF

The iShares® MSCI EAFE ETF is an exchange-traded fund that seeks to provide investment results that correspond generally to the performance, before fees and expenses, of the MSCI EAFE® Index. The MSCI EAFE® Index was developed by MSCI Inc. as an equity benchmark for international stock performance, and is designed to measure equity market performance in certain developed markets, excluding the United States and Canada.

The iShares® MSCI EAFE ETF is an investment portfolio managed by iShares® Trust. BlackRock Fund Advisors is the investment adviser to the iShares® MSCI EAFE ETF. iShares® Trust is a registered investment company that consists of numerous separate investment portfolios, including the iShares® MSCI EAFE ETF. Information provided to or filed with the SEC by iShares® Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-92935 and 811-09729, respectively, through the SEC’s website at http://www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. The underlying shares of the iShares® MSCI EAFE ETF trade on the NYSE Arca under the ticker symbol “EFA.”

Please refer to the section “Fund Descriptions—iShares® MSCI EAFE ETF” in the accompanying underlying supplement for additional information.

We have derived all information regarding the iShares® MSCI EAFE ETF from publicly available information and have not independently verified any information regarding the iShares® MSCI EAFE ETF. This pricing supplement relates only to the notes and not to the iShares® MSCI EAFE ETF. We make no representation as to the performance of the iShares® MSCI EAFE ETF over the term of the notes.

The notes represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. The iShares® MSCI EAFE ETF is not involved in any way in this offering and has no obligation relating to the notes or to holders of the notes.

Historical Information

The graph below shows the closing price of the shares of the iShares® MSCI EAFE ETF for each day such price was available from January 2, 2008 to February 20, 2019. The table that follows shows the high and low closing prices of, and dividends paid on, the shares of the iShares® MSCI EAFE ETF for each quarter in that same period. We obtained the closing prices and other information below from Bloomberg L.P., without independent verification. You should not take the historical prices of the shares of the iShares® MSCI EAFE ETF as an indication of future performance.

iShares® MSCI EAFE ETF – Historical Closing Prices January 2, 2008 to February 20, 2019

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Citigroup Global Markets Holdings Inc.

Shares® MSCI EAFE ETF	High	Low	Dividends
2008
First Quarter	$78.35	$68.31	$2.00018
Second Quarter	$78.52	$68.10	$1.30832
Third Quarter	$68.04	$53.08	$0.00000
Fourth Quarter	$55.88	$35.71	$0.54112
2009
First Quarter	$45.44	$31.69	$0.00000
Second Quarter	$49.04	$38.57	$0.94519
Third Quarter	$55.81	$43.91	$0.00000
Fourth Quarter	$57.28	$52.66	$0.49574
2010
First Quarter	$57.96	$50.45	$0.00000
Second Quarter	$58.03	$46.29	$0.85863
Third Quarter	$55.42	$47.09	$0.00000
Fourth Quarter	$59.46	$54.25	$0.53819
2011
First Quarter	$61.91	$55.31	$0.00000
Second Quarter	$63.87	$57.10	$1.14099
Third Quarter	$60.80	$46.66	$0.00000
Fourth Quarter	$55.57	$46.45	$0.56923
2012
First Quarter	$55.80	$49.15	$0.00000
Second Quarter	$55.51	$46.55	$1.14909
Third Quarter	$55.15	$47.62	$0.00000
Fourth Quarter	$56.88	$51.96	$0.60952
2013
First Quarter	$59.89	$56.90	$0.00000
Second Quarter	$63.53	$57.03	$0.00000
Third Quarter	$65.05	$57.55	$1.15150
Fourth Quarter	$67.06	$62.71	$0.55171
2014
First Quarter	$68.03	$62.31	$0.00000
Second Quarter	$70.67	$66.26	$0.00000
Third Quarter	$69.25	$64.12	$1.67621
Fourth Quarter	$64.51	$59.53	$0.58518
2015
First Quarter	$65.99	$58.48	$0.00000
Second Quarter	$68.42	$63.49	$0.00000
Third Quarter	$65.46	$56.25	$1.11129
Fourth Quarter	$62.06	$57.50	$0.50836
2016
First Quarter	$57.80	$51.38	$0.00000
Second Quarter	$59.87	$52.64	$1.17482
Third Quarter	$59.86	$54.44	$0.00000
Fourth Quarter	$59.20	$56.20	$0.59617
2017
First Quarter	$62.60	$58.09	$0.00000
Second Quarter	$67.22	$61.44	$1.06173
Third Quarter	$68.48	$64.83	$0.00000
Fourth Quarter	$70.80	$68.42	$0.74257
2018
First Quarter	$75.25	$67.94	$0.00000
Second Quarter	$71.90	$66.35	$1.35355
Third Quarter	$68.98	$65.43	$0.00000
Fourth Quarter	$68.07	$56.89	$0.63799
2019
First Quarter (through February 20, 2019)	$64.04	$58.13	$0.00000

The closing price of the shares of the iShares® MSCI EAFE ETF on February 20, 2019 was $64.04.

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We make no representation as to the amount of dividends, if any, that may be paid on shares of the iShares® MSCI EAFE ETF in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on shares of the iShares® MSCI EAFE ETF.

Information About the iShares® MSCI Emerging Markets ETF

The iShares® MSCI Emerging Markets ETF is an exchange-traded fund that seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in emerging markets, as measured by the MSCI Emerging Markets Index. The MSCI Emerging Markets Index was developed by MSCI Inc. as an equity benchmark for international stock performance, and is designed to measure equity market performance in the global emerging markets.

The iShares® MSCI Emerging Markets ETF is an investment portfolio managed by iShares® Inc. BlackRock Fund Advisors is the investment adviser to the iShares® MSCI Emerging Markets ETF. iShares®, Inc. is a registered investment company that consists of numerous separate investment portfolios, including the iShares® MSCI Emerging Markets ETF. Information provided to or filed with the SEC by iShares®, Inc. pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 033-97598 and 811-09102, respectively, through the SEC’s website at http://www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. The iShares® MSCI Emerging Markets ETF trades on the NYSE Arca under the ticker symbol “EEM.”

Please refer to the section “Fund Descriptions—iShares® MSCI Emerging Markets ETF” in the accompanying underlying supplement for additional information.

We have derived all information regarding the iShares® MSCI Emerging Markets ETF from publicly available information and have not independently verified any information regarding the iShares® MSCI Emerging Markets ETF. This pricing supplement relates only to the notes and not to the iShares® MSCI Emerging Markets ETF. We make no representation as to the performance of the iShares® MSCI Emerging Markets ETF over the term of the notes.

The notes represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. The sponsor of the iShares® MSCI Emerging Markets ETF is not involved in any way in this offering and has no obligation relating to the notes or to holders of the notes.

Historical Information

The graph below shows the closing price of the shares of the iShares® MSCI Emerging Markets ETF for each day such price was available from January 2, 2008 to February 20, 2019. The table that follows shows the high and low closing prices of, and dividends paid on, the shares of the iShares® MSCI Emerging Markets ETF for each quarter in that same period. We obtained the closing prices and other information below from Bloomberg L.P., without independent verification. You should not take the historical prices of the shares of the iShares® MSCI Emerging Markets ETF as an indication of future performance.

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Citigroup Global Markets Holdings Inc.

iShares® MSCI Emerging Markets ETF – Historical Closing Prices January 2, 2008 to February 20, 2019

iShares® MSCI Emerging Markets ETF	High	Low	Dividends
2008
First Quarter	$50.37	$42.17	$0.64893
Second Quarter	$51.70	$44.43	$0.51726
Third Quarter	$44.43	$31.33	$0.00000
Fourth Quarter	$33.90	$18.22	$0.34042
2009
First Quarter	$27.09	$19.94	$0.00000
Second Quarter	$34.64	$25.65	$0.24728
Third Quarter	$39.29	$30.75	$0.00000
Fourth Quarter	$42.07	$37.56	$0.32289
2010
First Quarter	$43.22	$36.83	$0.01201
Second Quarter	$43.98	$36.16	$0.26160
Third Quarter	$44.77	$37.59	$0.00000
Fourth Quarter	$48.58	$44.77	$0.35942
2011
First Quarter	$48.69	$44.63	$0.02512
Second Quarter	$50.21	$45.50	$0.46092
Third Quarter	$48.46	$34.95	$0.00000
Fourth Quarter	$42.80	$34.36	$0.34696
2012
First Quarter	$44.76	$38.23	$0.00000
Second Quarter	$43.54	$36.68	$0.46836
Third Quarter	$42.37	$37.42	$0.00000
Fourth Quarter	$44.35	$40.14	$0.26233
2013
First Quarter	$45.20	$41.80	$0.01423
Second Quarter	$44.23	$36.63	$0.00000
Third Quarter	$43.29	$37.34	$0.49260
Fourth Quarter	$43.66	$40.44	$0.36578
2014

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First Quarter	$40.99	$37.09	$0.00000
Second Quarter	$43.95	$40.82	$0.00000
Third Quarter	$45.85	$41.56	$0.34063
Fourth Quarter	$42.44	$37.73	$0.53502
2015
First Quarter	$41.07	$37.92	$0.00000
Second Quarter	$44.09	$39.04	$0.00000
Third Quarter	$39.78	$31.32	$0.30125
Fourth Quarter	$36.29	$31.55	$0.50084
2016
First Quarter	$34.28	$28.25	$0.00000
Second Quarter	$35.26	$31.87	$0.26598
Third Quarter	$38.20	$33.77	$0.00000
Fourth Quarter	$38.10	$34.08	$0.39621
2017
First Quarter	$39.99	$35.43	$0.00000
Second Quarter	$41.93	$38.81	$0.19171
Third Quarter	$45.85	$41.05	$0.00000
Fourth Quarter	$47.81	$44.82	$0.69655
2018
First Quarter	$52.08	$45.69	$0.00000
Second Quarter	$48.14	$42.33	$0.28987
Third Quarter	$45.03	$41.14	$0.00000
Fourth Quarter	$42.93	$38.00	$0.58379
2019
First Quarter (through February 20, 2019)	$43.42	$38.45	$0.00000

The closing price of the shares of the iShares® MSCI Emerging Markets ETF on February 20, 2019 was $42.66.

We make no representation as to the amount of dividends, if any, that may be paid on shares of the iShares® MSCI Emerging Markets ETF in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on the shares of the iShares® MSCI Emerging Markets ETF.

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Citigroup Global Markets Holdings Inc.

United States Federal Income Tax Considerations

Prospective investors should note that, other than the discussion under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders—Possible Withholding Under Section 871(m) of the Code,” the section entitled “United States Federal Tax Considerations” in the accompanying product supplement does not apply to the notes issued under this pricing supplement and is superseded by the following discussion.

In the opinion of our counsel, Davis Polk & Wardwell LLP, the notes should be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying prospectus supplement called “United States Federal Tax Considerations—Tax Consequences to U.S. Holders—Notes Treated as Contingent Payment Debt Instruments,” and the remaining discussion is based on this treatment. The discussion herein does not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Internal Revenue Code of 1986, as amended (the “Code”).

If you are a U.S. Holder (as defined in the accompanying prospectus supplement), you will be required to recognize interest income during the term of the notes at the “comparable yield,” which generally is the yield at which we could issue a fixed-rate debt instrument with terms similar to those of the notes, including the level of subordination, term, timing of payments and general market conditions, but excluding any adjustments for the riskiness of the contingencies or the liquidity of the notes. We are required to construct a “projected payment schedule” in respect of the notes representing a payment the amount and timing of which would produce a yield to maturity on the notes equal to the comparable yield. Assuming you hold the notes until their maturity, the amount of interest you include in income based on the comparable yield in the taxable year in which the notes mature will be adjusted upward or downward to reflect the difference, if any, between the actual and projected payment on the notes at maturity as determined under the projected payment schedule.

Upon the sale, exchange or retirement of the notes prior to maturity, you generally will recognize gain or loss equal to the difference between the proceeds received and your adjusted tax basis in the notes. Your adjusted tax basis will equal your purchase price for the notes, increased by interest previously included in income on the notes. Any gain generally will be treated as ordinary income, and any loss generally will be treated as ordinary loss to the extent of prior interest inclusions on the note and as capital loss thereafter.

We have determined that the comparable yield for a note is a rate of 3.085%, compounded semi-annually, and that the projected payment schedule with respect to a note consists of a single payment of $1,063.203 at maturity. The following table states the amount of interest (without taking into account any adjustment to reflect the difference, if any, between the actual and the projected amount of the contingent payment on a note) that will be deemed to have accrued with respect to a note for each accrual period (assuming a day count convention of 30 days per month and 360 days per year), based upon the comparable yield set forth above:

ACCRUAL PERIOD	OID DEEMED TO ACCRUE DURING ACCRUAL PERIOD (PER NOTE)	TOTAL OID DEEMED TO HAVE ACCRUED FROM ISSUE DATE (PER NOTE) AS OF END OF ACCRUAL PERIOD
Issue date through June 30, 2019	$10.713	$10.713
July 1, 2019 through December 31, 2019	$15.592	$26.305
January 1, 2020 through June 30, 2020	$15.833	$42.138
July 1, 2020 through December 31, 2020	$16.077	$58.215
January 1, 2021 through maturity	$4.988	$63.203

Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amount that we will pay on the notes.

Non-U.S. Holders. Subject to the discussions below regarding Section 871(m) and in “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” and “—FATCA” in the accompanying prospectus supplement, if you are a Non-U.S. Holder (as defined in the accompanying prospectus supplement) of the notes, under current law you generally will not be subject to U.S. federal withholding or income tax in respect of any payment on or any amount received on the sale, exchange or retirement of the notes, provided that (i) income in respect of the notes is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements. See “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying prospectus supplement for a more detailed discussion of the rules applicable to Non-U.S. Holders of the notes.

As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders—Possible Withholding Under Section 871(m) of the Code” in the accompanying product supplement, Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“U.S. Underlying Equities”) or indices that include U.S. Underlying Equities. Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more U.S. Underlying Equities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”).

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Citigroup Global Markets Holdings Inc.

However, the regulations, as modified by an Internal Revenue Service (“IRS”) notice, exempt financial instruments issued prior to January 1, 2021 that do not have a “delta” of one. Based on the terms of the notes and representations provided by us, our counsel is of the opinion that the notes should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. Underlying Equity and, therefore, should not be Specified Securities subject to withholding tax under Section 871(m).

A determination that the notes are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances. For example, if you enter into other transactions relating to a U.S. Underlying Equity, you could be subject to withholding tax or income tax liability under Section 871(m) even if the notes are not Specified Securities subject to Section 871(m) as a general matter. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

If withholding tax applies to the notes, we will not be required to pay any additional amounts with respect to amounts withheld.

FATCA. You should review the section entitled “United States Federal Tax Considerations—FATCA” in the accompanying prospectus supplement regarding withholding rules under the “FATCA” regime. The discussion in that section is hereby modified to reflect regulations proposed by the U.S. Treasury Department indicating an intent to eliminate the requirement under FATCA of withholding on gross proceeds of the disposition of affected financial instruments. The U.S. Treasury Department has indicated that taxpayers may rely on these proposed regulations pending their finalization.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying prospectus supplement and the discussion under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders—Possible Withholding Under Section 871(m) of the Code” in the accompanying product supplement. The preceding discussion, when read in combination with those sections, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the notes.

You should also consult your tax adviser regarding all aspects of the U.S. federal tax consequences of an investment in the notes and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the notes, is acting as principal and will receive an underwriting fee of up to $10 for each note sold in this offering. The actual underwriting fee will be equal to the selling concession provided to selected dealers, as described in this paragraph. From this underwriting fee, CGMI will pay selected dealers not affiliated with CGMI a variable selling concession of up to $10 for each note they sell.

CGMI is an affiliate of ours. Accordingly, this offering will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority. Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion will not be permitted to purchase the notes, either directly or indirectly, without the prior written consent of the client.

Secondary market sales of securities typically settle two business days after the date on which the parties agree to the sale. Because the issue date for the notes is more than two business days after the pricing date, investors who wish to sell the notes at any time prior to the second business day preceding the issue date will be required to specify an alternative settlement date for the secondary market sale to prevent a failed settlement. Investors should consult their own investment advisors in this regard.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

A portion of the net proceeds from the sale of the notes will be used to hedge our obligations under the notes. We have hedged our obligations under the notes through CGMI or other of our affiliates. CGMI or such other of our affiliates may profit from this hedging activity even if the value of the notes declines. This hedging activity could affect the closing price of the underlying shares and, therefore, the value of and your return on the notes. For additional information on the ways in which our counterparties may hedge our obligations under the notes, see “Use of Proceeds and Hedging” in the accompanying prospectus.

Valuation of the Notes

CGMI calculated the estimated value of the notes set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the notes by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the notes, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the notes (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the notes prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not

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Citigroup Global Markets Holdings Inc.

including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

For a period of approximately three months following issuance of the notes, the price, if any, at which CGMI would be willing to buy the notes from investors, and the value that will be indicated for the notes on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the notes. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the three-month temporary adjustment period. However, CGMI is not obligated to buy the notes from investors at any time. See “Summary Risk Factors—The notes will not be listed on any securities exchange and you may not be able to sell them prior to maturity.”

Certain Selling Restrictions

Hong Kong Special Administrative Region

The contents of this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus have not been reviewed by any regulatory authority in the Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”). Investors are advised to exercise caution in relation to the offer. If investors are in any doubt about any of the contents of this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus, they should obtain independent professional advice.

The notes have not been offered or sold and will not be offered or sold in Hong Kong by means of any document, other than

(i)	to persons whose ordinary business is to buy or sell shares or debentures (whether as principal or agent); or

(ii)	to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “Securities and Futures Ordinance”) and any rules made under that Ordinance; or

(iii)	in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and

There is no advertisement, invitation or document relating to the notes which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Non-insured Product: These notes are not insured by any governmental agency. These notes are not bank deposits and are not covered by the Hong Kong Deposit Protection Scheme.

Singapore

This pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus have not been registered as a prospectus with the Monetary Authority of Singapore, and the notes will be offered pursuant to exemptions under the Securities and Futures Act, Chapter 289 of Singapore (the “Securities and Futures Act”). Accordingly, the notes may not be offered or sold or made the subject of an invitation for subscription or purchase nor may this pricing supplement or any other document or material in connection with the offer or sale or invitation for subscription or purchase of any notes be circulated or distributed, whether directly or indirectly, to any person in Singapore other than (a) to an institutional investor pursuant to Section 274 of the Securities and Futures Act, (b) to a relevant person under Section 275(1) of the Securities and Futures Act or to any person pursuant to Section 275(1A) of the Securities and Futures Act and in accordance with the conditions specified in Section 275 of the Securities and Futures Act, or (c) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the Securities and Futures Act. Where the notes are subscribed or purchased under Section 275 of the Securities and Futures Act by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the Securities and Futures Act)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an individual who is an accredited investor, securities (as defined in Section 239(1) of the Securities and Futures Act) of that corporation or the beneficiaries’ rights and interests (howsoever described) in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the relevant securities pursuant to an offer under Section 275 of the Securities and Futures Act except:

(i)	to an institutional investor or to a relevant person defined in Section 275(2) of the Securities and Futures Act or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the Securities and Futures Act; or

(ii)	where no consideration is or will be given for the transfer; or

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(iii)	where the transfer is by operation of law; or

(iv)	pursuant to Section 276(7) of the Securities and Futures Act; or

(v)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Any notes referred to herein may not be registered with any regulator, regulatory body or similar organization or institution in any jurisdiction.

The notes are Specified Investment Products (as defined in the Notice on Recommendations on Investment Products and Notice on the Sale of Investment Product issued by the Monetary Authority of Singapore on 28 July 2011) that is neither listed nor quoted on a securities market or a futures market.

Non-insured Product: These notes are not insured by any governmental agency. These notes are not bank deposits. These notes are not insured products subject to the provisions of the Deposit Insurance and Policy Owners’ Protection Schemes Act 2011 of Singapore and are not eligible for deposit insurance coverage under the Deposit Insurance Scheme.

Prohibition of Sales to EEA Retail Investors

The notes may not be offered, sold or otherwise made available to any retail investor in the European Economic Area.  For the purposes of this provision:

(a)	the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(ii)	a customer within the meaning of Directive 2002/92/EC, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)	not a qualified investor as defined in Directive 2003/71/EC; and

(b)	the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes offered so as to enable an investor to decide to purchase or subscribe the notes.

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to Citigroup Global Markets Holdings Inc., when the notes offered by this pricing supplement have been executed and issued by Citigroup Global Markets Holdings Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such notes and the related guarantee of Citigroup Inc. will be valid and binding obligations of Citigroup Global Markets Holdings Inc. and Citigroup Inc., respectively, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the notes.

In giving this opinion, Davis Polk & Wardwell LLP has assumed the legal conclusions expressed in the opinions set forth below of Scott L. Flood, General Counsel and Secretary of Citigroup Global Markets Holdings Inc., and Barbara Politi, Assistant General Counsel—Capital Markets of Citigroup Inc. In addition, this opinion is subject to the assumptions set forth in the letter of Davis Polk & Wardwell LLP dated April 7, 2017, which has been filed as an exhibit to a Current Report on Form 8-K filed by Citigroup Inc. on April 7, 2017, that the indenture has been duly authorized, executed and delivered by, and is a valid, binding and enforceable agreement of, the trustee and that none of the terms of the notes nor the issuance and delivery of the notes and the related guarantee, nor the compliance by Citigroup Global Markets Holdings Inc. and Citigroup Inc. with the terms of the notes and the related guarantee respectively, will result in a violation of any provision of any instrument or agreement then binding upon Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable, or any restriction imposed by any court or governmental body having jurisdiction over Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable.

In the opinion of Scott L. Flood, Secretary and General Counsel of Citigroup Global Markets Holdings Inc., (i) the terms of the notes offered by this pricing supplement have been duly established under the indenture and the Board of Directors (or a duly authorized committee thereof) of Citigroup Global Markets Holdings Inc. has duly authorized the issuance and sale of such notes and such authorization has not been modified or rescinded; (ii) Citigroup Global Markets Holdings Inc. is validly existing and in good standing under the laws of the State of New York; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Global Markets Holdings Inc.; and (iv) the execution and delivery of such indenture and of the notes offered by this pricing supplement by Citigroup Global Markets Holdings Inc., and the performance by Citigroup Global Markets Holdings Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York.

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Scott L. Flood, or other internal attorneys with whom he has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to his satisfaction, of such corporate records of Citigroup Global Markets Holdings Inc., certificates or documents as he has deemed appropriate as a basis for the opinions expressed above. In such examination, he or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Global Markets Holdings Inc.), the authenticity of all documents submitted to him or such persons as originals, the conformity to original documents of all documents submitted to him or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

In the opinion of Barbara Politi, Assistant General Counsel—Capital Markets of Citigroup Inc., (i) the Board of Directors (or a duly authorized committee thereof) of Citigroup Inc. has duly authorized the guarantee of such notes by Citigroup Inc. and such authorization has not been modified or rescinded; (ii) Citigroup Inc. is validly existing and in good standing under the laws of the State of Delaware; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Inc.; and (iv) the execution and delivery of such indenture, and the performance by Citigroup Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the General Corporation Law of the State of Delaware.

Barbara Politi, or other internal attorneys with whom she has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to her satisfaction, of such corporate records of Citigroup Inc., certificates or documents as she has deemed appropriate as a basis for the opinions expressed above. In such examination, she or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Inc.), the authenticity of all documents submitted to her or such persons as originals, the conformity to original documents of all documents submitted to her or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

Contact

Clients may contact their local brokerage representative. Third-party distributors may contact Citi Structured Investment Sales at (212) 723-7005.

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